UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2016

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

2016 Incentive Compensation Plan

On January 20, 2016, the Board of Directors (the “Board”) of Incyte Corporation (the “Company”) approved, on the recommendation of the Compensation Committee of the Board, corporate objectives for 2016 relating to a cash bonus plan for the 2016 fiscal year.  The Company’s 2016 incentive compensation plan is a discretionary cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate objectives.  Eligibility to participate in the plan and actual award amounts are not guaranteed and are determined, in the case of the Company’s executive officers, at the discretion of the Compensation Committee of the Board.  Each of the Company’s executive officers other than the President and Chief Executive Officer (“CEO”) has a funding target under the plan of 50% of his or her annual base salary for 2016, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate performance, as well as the executive officer’s achievement of certain individual goals that are predetermined by the CEO.  The CEO has a funding target under the plan of 100% of his annual base salary for 2016, with the actual incentive award depending upon corporate performance.

Corporate performance objectives for 2016 are based on achievement of drug discovery objectives, representing 20% of the overall objectives, drug development objectives, representing 30% of the overall objectives, commercial objectives, representing 30% of the overall objectives, finance and business development objectives, representing 10% of the overall objectives, and technical operations objectives, representing 10% of the overall objectives.  Bonus opportunities for certain objectives enable the payout of up to an additional 42.5 percentage points.  Threshold, target and outperform achievement levels are defined for each corporate objective and, depending on the achievement of those performance levels, a payout ranging from 0% to 150% may be made for each objective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2016

INCYTE CORPORATION

	By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel